Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into between Lightwave Logic, Inc., a Nevada Corporation (the “Company”), and Fred Graffam (“Executive”), effective July 20, 2026 (the “Effective Date”). Executive and Company are referred to as “Parties” or “Party” herein.

WHEREAS, the Company desires to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide Executive’s services to the Company in such capacities, on and subject to the terms and conditions hereof; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. Company shall employ Executive, and Executive shall be employed by Company, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 4 below, Executive’s employment pursuant to this Agreement shall be for a period of three (3) years commencing on the Effective Date and ending on July 19, 2029 (the term being the “Employment Period”). This Agreement automatically shall be renewed and the Employment Period extended for one additional consecutive term of one (1) year (“Renewal Term”), unless such renewal is objected to by the Company, the Board of Directors of the Company (the “Board”), or the Executive upon ninety (90) days written notice prior to the commencement of the Renewal Term. Non-renewal of this Agreement by action of the Company, and the expiration of the Employment Period as a result of such non-renewal by the Company, shall not constitute a termination of Executive’s employment by the Company without Cause, or by Executive for Good Reason.

2. Title; Duties; Work Location.

(a) Title. Executive shall serve as the Company’s Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer. Executive shall perform the duties and responsibilities customarily associated with that position, together with other duties reasonably assigned by the Company that are consistent with Executive’s position and within the scope of duties normally associated with that of a CFO of a company of similar size and capitalization. Executive shall devote a substantial majority of Executive’s business time, attention, skill, and effort to the Company, comply with the Company’s policies and procedures, and use Executive’s best efforts to promote the Company’s business, reputation, and interests.

(b) Work Location. Executive’s regular work arrangement shall be hybrid. Executive shall work from the Company’s Denver, Colorado office an average of at least three (3) days per week during any calendar year of service and may perform the remainder of Executive’s duties from Dallas, Texas or otherwise remotely, subject to business needs, travel requirements, Company policies, and any changes mutually agreed by the Company and the Executive. Executive acknowledges that this arrangement may have personal tax consequences, that the Company has not provided Executive with personal tax advice, and that Executive is responsible for consulting Executive’s own tax advisor. Executive shall promptly notify the Company of any material change in Executive’s work location, residence, or tax status that could affect payroll withholding, tax reporting, or compliance obligations.

(c) Extent of Services. Executive may engage in personal investments and charitable, civic, professional, or board activities only to the extent that, in the sole determination of the Board, they do not materially interfere with Executive’s duties to the Company and are not competitive with the Company. Executive shall obtain the Company’s prior approval before serving on any board or governing body and shall resign from any such position if directed by the Company or the Board.

3. Compensation and Benefits.

(a) Salary. Company shall pay Executive a gross annual base salary of $450,000 (“Base Salary”), payable in accordance with the Company’s regular payroll practices and subject to applicable withholdings and deductions. The Company shall review Executive’s Base Salary annually in conjunction with its regular review of other employees’ salaries and make such increases, if any, to Executive’s Base Salary as the Company shall deem appropriate in its sole and absolute discretion.

(b) Sign-On Bonus. Subject to Executive’s commencement of employment with the Company on the Effective Date, the Company shall pay Executive a one-time sign-on bonus in the gross amount of $70,000 (the “Sign-On Bonus”). The Sign-On Bonus shall be paid, less applicable withholdings and deductions, on the first regularly scheduled payroll date following the Effective Date, or as soon as administratively practicable thereafter. If Executive voluntarily resigns from the Company without Good Reason before the 12-month anniversary of the Effective Date, then Executive shall repay to the Company such percentage of the Sign-On Bonus that is the pro-rated unearned portion of the Sign-On Bonus remaining (i.e., derived by reducing such repayment obligation by $5,833.33 for each month of Executive’s service (or portion thereof) after the Effective Date as the “earned” portion), and if the Company terminates Executive’s employment for Cause before the 12-month anniversary of the Effective Date, then Executive shall repay to the Company 100% of the gross amount of the Sign-On Bonus, in either case within thirty (30) days following the Date of Termination. Executive authorizes the Company, to the fullest extent permitted by applicable law, to offset any amounts owed under this Section against any compensation or other amounts otherwise payable to Executive; provided that any such offset shall not reduce Executive’s compensation below the minimum amount required by applicable law.

(c) Discretionary Bonus. For each calendar year during the Employment Period, Executive shall be eligible for an annual cash bonus with a target amount of forty percent (40%) of Executive’s Base Salary (the “Target Bonus”), based on achievement of milestones or performance objectives established by the Board. Except for the guaranteed 2026 bonus described below, any bonus is discretionary, does not accrue, and is earned and payable only if Executive is actively employed on the payment date. Executive’s 2026 annual bonus shall be guaranteed at the Target Bonus, prorated for the period from the Effective Date through December 31, 2026, and paid when 2026 annual bonuses are paid to similarly situated executives, but no later than March 15, 2027, subject to applicable withholdings and deductions.

(d) Restricted Stock Unit Awards. Executive shall receive an up-front restricted stock unit award with an aggregate grant-date value of $2,400,000 (the “Up-Front Grant”) based on the fair market value of the Company’s equity on the date of grant. The Company shall use commercial best efforts to grant the Up-Front Grant within five (5) business days of the Effective Date. The Up-Front Grant shall vest over four (4) years, with twenty-five percent (25%) vesting on the first anniversary of the vesting commencement date and the remainder vesting in substantially equal quarterly installments (i.e., pro rata for each three-month period) over the following three (3) years, subject to Executive’s continued employment through each quarterly vesting date. The form, timing, valuation methodology, vesting commencement date, and other terms of the Up-Front Grant shall be governed by the applicable equity plan and award agreement. Executive shall also be eligible to be considered for a refresh equity grant in the first quarter of 2028, subject to Compensation Committee approval and the terms of the applicable plan and award agreement. No refresh grant is guaranteed unless and until approved by the Compensation Committee.

(e) Paid Time Off; Benefits. Executive shall be eligible for paid time off and to participate in the Company’s employee benefit plans and programs, in each case subject to the applicable plans, policies, eligibility requirements, and the Company’s right to amend or terminate such plans and policies.

(f) Reimbursement of Business Expenses. The Company shall reimburse Executive for reasonable and necessary business expenses incurred in performing Executive’s duties, subject to the Company’s expense reimbursement policies and Executive’s timely submission of required documentation.

(g) Taxes. Executive will make payment of all required taxes, whether federal, state, or local in nature, including but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation or any other taxes that are required to be paid by Executive pursuant to any applicable law. The Company will have the right to withhold from the sums payable to Executive under this Agreement such amounts, if any, as may be required by the Internal Revenue Code of 1986, as amended (the “Code”) or any other like statute that is, or may become, applicable to the provisions of this Agreement.

2

4. Termination.

(a) Termination by Company for Cause. Company may terminate Executive’s employment under this Agreement at any time for Cause upon written notice. For purposes of this Agreement, “Cause” for termination shall mean any of the following: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment or nolo contendere by Executive to, any felony or any other crime involving dishonesty; (ii) fraud, misappropriation, embezzlement, or breach of fiduciary duty by Executive with respect to Company; (iii) Executive’s willful failure, bad faith, or gross negligence in the performance of his assigned duties for Company following Executive’s receipt of written notice of such willful failure, bad faith, or gross negligence; (iv) Executive’s failure to follow reasonable and lawful directives of Company following Executive’s receipt of written notice of such failure; or (vi) the breach by Executive of any material term of this Agreement following Executive’s receipt of written notice of such breach. Company shall provide Executive a period of thirty (30) days following receipt of any written Cause notification in order to allow Executive the opportunity to effectuate a cure of the acts or omissions that form the basis for the determination, but only to the extent such acts or omissions are capable of cure.

(b) Termination by Company without Cause. Upon giving Executive thirty (30) days’ written notice, Company may terminate this Agreement without Cause. At Company’s sole and absolute discretion, it may substitute thirty (30) days’ salary in lieu of notice. Any salary paid to Executive by Company in lieu of notice shall not be offset against any entitlement Executive may have to the Severance Payment pursuant to Section 5(c) below.

(c) Termination by Executive for Good Reason. Executive may terminate Executive’s employment with Company under this Agreement at any time for Good Reason, upon thirty (30) days’ written notice by Executive to Company. Executive may not terminate this Agreement for Good Reason hereunder unless and until Executive has provided Company with written notice of the action which Executive contends to be Good Reason (which notice must specify that such action constitutes the basis for a “Good Reason” resignation hereunder), such written notice is provided within sixty (60) days of the occurrence of the initial event which constitutes Good Reason and Company has failed to reasonably remedy such action within thirty (30) days of receiving such written notice. For purposes of this Agreement, “Good Reason” for termination shall mean any of the following: (i) the assignment to Executive of substantial duties or responsibilities materially inconsistent with Executive’s position at Company or a material diminution in Executive’s position, reporting structure, or duties with the Company; (ii) a reduction in Executive’s Base Salary or Target Bonus opportunity; or (iii) a breach of any material term of this Agreement by Company, including but not limited to the location of Executive’s employment hereunder.

(d) Termination by Executive without Good Reason or Voluntary Resignation. Upon giving Company sixty (60) days’ written notice, Executive may terminate this Agreement for any or no reason.

(e) Executive’s Death or Disability. Executive’s employment with Company shall terminate immediately upon Executive’s death or, upon written notice as set forth below, Executive’s Disability. As used in the Agreement, “Disability” shall mean such permanent physical or mental impairment as would render Executive unable to perform Executive’s duties under this Agreement for more than one hundred eighty (180) days. If the Employment Period is terminated by reason of Executive’s Disability, either Party shall give thirty (30) days’ advance written notice to that effect to the other. This Section 4(e) is intended to be interpreted and applied consistent with any laws, statutes, regulations, and ordinances prohibiting discrimination, harassment or retaliation on the basis of a Disability.

(f) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date on which this Agreement shall terminate in accordance with the provisions of this Section 4 and Section 5 below.

5. Effect of Termination.

(a) General. In the event Executive’s employment is terminated for any reason, including termination based upon Executive giving notice to the Company of his desire not to extend the Employment Period or any extension of the Agreement or for Cause under Paragraph 4(a), Executive shall be entitled to receive each of the following: (i) payment of any unpaid portion of his Base Salary through the Date of Termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder; and (iii) payment of any fully vested but unpaid rights as required by the terms of any employee benefit plan or program of Company in effect from time to time.

3

(b) Termination by Company for Cause. If Company terminates Executive’s employment for Cause, Executive shall have no rights or claims under this Agreement against Company or its officers, directors, employees, or equity holders, with respect to such termination of employment or termination of any other position then held by Executive, except only to receive the payments and benefits described in Section 5(a) above.

(c) Termination by Company without Cause or by Executive for Good Reason. If Company terminates this Agreement without Cause pursuant to Section 4(a) above, or Executive terminates this Agreement for Good Reason pursuant to Section 4(c) above, then Executive shall only be entitled to receive, and the Company shall pay, in addition to the items referenced in Section 5(a) above, (1) a cash amount equal to the aggregate of (x) twelve (12) months of Executive’s Base Salary at the rate in effect on his last day of employment, plus (y) the full-year Target Bonus (the “Severance Payment”), (2) the Company shall provide Executive with an additional 12 months of vesting credit for the Up-Front Grant (to the extent not fully vested as of the date of such termination of employment), and (3) the Company shall continue to provide to Executive and his family with the Company’s employee benefit plans and programs described in Section 3(e) of this Agreement (including but not limited to health and medical benefits) at the same level as provided immediately prior to such termination of employment during the 12-month severance period (“Benefits Continuation”). The Severance Payment shall be paid in substantially equal monthly installments commencing after Executive’s termination of employment, subject to all legally required payroll deductions and withholdings.

(d) Termination as a Result of a Change of Control. If a Change of Control occurs and, within twelve (12) months following the Change of Control, either (A) the Company terminates Executive’s employment without Cause or (B) Executive terminates his employment for Good Reason, then Executive shall be entitled to receive, in lieu of any other severance or termination benefits under this Agreement: (1) the payments and benefits described in Section 5(a) above; (2) two (2) times the Severance Payment; (3) Benefits Continuation; and (4) accelerated vesting of all then-unvested stock options, restricted stock units, and other share-based compensation awards, subject to the terms of the applicable equity plan and award agreements. The amount described in clause (2) shall be paid in a lump sum in cash, subject to Executive’s timely execution and non-revocation of the separation and general release agreement required by Section 5(g) of this Agreement and subject to applicable withholdings and deductions. A “Change of Control” shall mean the occurrence of any one or more of the following events:

(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another corporation or other entity, as a result of which the holders of voting securities of the Company immediately prior to the completion of the transaction hold less than 50% of the voting securities of the successor corporation immediately after completion of the transaction;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, rights or properties of the Company and its subsidiaries on a consolidated basis to any other person or Entity, other than transactions among the Company and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv)	any person, entity or group of persons or entities acting jointly or in concert (the “Acquiror”) acquires, or acquires control (including, without limitation, the power to vote or direct the voting) of, voting securities of the Company which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or direct the casting of 50% or more of the votes attached to all of the Company’s outstanding voting securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);

4

(v)	as a result of or in connection with: (A) a contested election of directors of the Company; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its affiliates and another corporation or other entity, fewer than 50% of the directors of the Company are persons who were directors of the Company immediately prior to such transaction; or

(vi)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing definition of Change of Control, “voting securities” means any shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

(e) Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, Executive shall only be entitled to receive the payments and benefits described in Section 5(a).

(f) Termination Upon Death or Disability. If Executive’s employment terminates in the event of Executive’s death or Disability, Executive’s estate shall be entitled to receive (a) payment of any unpaid portion of Executive’s Base Salary through the date of Executive’s death, and (b) payment of any fully vested but unpaid rights as required by the terms of any employee benefit plan or program of Company. Executive’s estate shall not be entitled to receive any severance pay or benefits or other amounts for termination due to Executive’s death other than as provided in this Section 5(f).

(g) Non-Renewal of Employment. If Executive’s employment terminates based upon the expiration of the Employment Period, then Executive shall only be entitled to receive, and the Company shall pay, in addition to the items referenced in Section 5(a) above, (1) a cash amount equal to the aggregate of (x) six (6) months of Executive’s Base Salary at the rate in effect on his last day of employment, plus (y) the full-year Target Bonus (the “Section 5(g) Severance Payment”), (2) the Company shall provide Executive with an additional 12 months of vesting credit for the Up-Front Grant (to the extent not fully vested as of the date of such termination of employment), and (3) Benefits Continuation. The Section 5(g) Severance Payment shall be paid in substantially equal monthly installments commencing after Executive’s termination of employment, subject to all legally required payroll deductions and withholdings.

(h) Separation Agreement Required for Severance Payments. No post-employment payments by Company relating to termination of employment under any applicable provision shall commence until Executive executes and delivers to the Company a reasonable and customary separation and general release agreement provided by the Company to Executive on the effective date of Executive’s termination of employment with restrictions in all material respects no greater than those set forth in this Agreement, and any applicable revocation period with respect to such release has expired, all of which must occur by no later than the sixtieth (60th) day following the termination of Executive’s employment.

(i) Payments upon Separation. Notwithstanding any contrary payment provisions of this Section 5, no payment in connection with a separation from service under this Agreement shall be made earlier than the latest of the following dates: (i) the sixtieth (60th) day following the termination of Executive’s employment and Executive’s delivery without revocation of a separation and general release agreement; (ii) to the extent required under Section 15 below, the first business day that is six (6) months following Executive’s separation from service; or (iii) the payment due date required under the terms of any deferred compensation plan subject to the requirements of Code Section 409A. Amounts otherwise payable prior to these dates shall be delayed pursuant to this provision. Executive shall not retain the ability to elect the tax year of any payments under the Separation Agreement and to the extent any payment could be made in one (1) or two (2) tax years, such payment shall be made in the later tax year. All payments under this Agreement shall be subject to all applicable federal, state, and local tax withholding.

5

(j) Cooperation. Following the Employment Period, Executive shall assist and cooperate with Company in the orderly transition of work to others if so requested by Company. Executive shall cooperate with Company and be responsive to requests for information by any of them relating to their respective business matters about which Executive may have information or knowledge and reasonably assist Company as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to Company’s business as to which business Executive had relevant knowledge, and Company shall reimburse Executive for reasonable costs, including attorneys’ fees and expenses, actually incurred by Executive in connection with such assistance.

6. Non-Disclosure of Confidential Information. In the course of employment with the Company, Executive will have access to, be entrusted or become acquainted with various confidential, proprietary or trade secret information of the Company and/or its current and proposed customers and business partners. All information, whether or not in writing, (i) concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public, or (ii) proprietary to a third party relating to the business relationship of the Company disclosed or made available to me by reason of my employment with the Company and not generally known to the public (collectively, “Confidential Information”) is and will be the exclusive property of the Company. Trade Secrets, whether or not in writing, are and will be the exclusive property of the Company. For the avoidance of doubt, “Trade Secrets” are included within the definition of Confidential Information and mean Confidential Information that is not generally known outside the Company that the Company takes reasonable measures to maintain secret and that provides an economic advantage to the Company (or if known by others, would provide an economic advantage to others).

(a) Confidentiality and Use Restrictions. At all times during and after Executive’s employment with the Company, Executive agrees: (i) to hold Confidential Information in confidence and trust for the benefit of the Company; (ii) to use Confidential Information only in the performance of Executive’s duties for the Company; (iii) not to use, disclose, sell, exchange, or furnish in any way Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company or for any purpose other than the Company’s business, without the prior written authorization of the Company; and (iv) to cooperate with the Company and use Executive’s best efforts to ensure that Confidential Information is not disclosed to unauthorized persons or used in an unauthorized manner.

(b) Examples of Confidential Information. By way of illustration only, Confidential Information includes, but is not limited to, nonpublic information regarding (i) existing and contemplated products, services, contracts, business procedures, technical data, inventions, designs, specifications, concepts, ideas, engineering, manufacturing, and testing information, methods, know-how, techniques, systems, processes, works of authorship, manuals, software, methods, formulas, discoveries, improvements; (ii) software and computer programs, including source code and object code, and integrated computer systems and data; (iii) customer lists, customer identification, customer prospects, prospective leads or target accounts, project information, and other basic customer information; (iv) pricing policies, product strategies, expansion plans, and management, operational or marketing plans, strategies, programs, proposals and procedures; (v) business forecasts, financial data, costs, sales and revenue data, and any analyses not publicly disclosed; (vi) personnel data, personnel lists, compensation structure, reporting and organizational structures, performance evaluations, and termination and hiring arrangements or documents, and (vii) any other information which the Company deems confidential or which may be reasonably regarded as confidential in common industry practice, whether disclosed to or developed by the Executive before or after the Effective Date, except as may be required in the ordinary course of performing the Executive’s duties as an employee of the Company.

(c) Exclusions and Legally Required Disclosures. The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; and (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that, to the extent legally permissible, Executive shall give the Company prompt written notice of any such required disclosure once Executive has knowledge of it and will help the Company, at its expense, to the extent reasonable to obtain an appropriate protective order.

6

(d) Protected Rights and Permitted Disclosures. Nothing herein prevents Executive from discussing or disclosing information related to the Executive’s general job duties or responsibilities and/or to employee wages, or from disclosing or discussing conduct Executive reasonably believes to be illegal discrimination, harassment, or retaliation, wage and hour violations, sexual assault, or a violation of a clear mandate of public policy. Further, nothing herein interferes with or impedes Executive’s rights under Section 7 of the National Labor Relations Act, including the right to engage in concerted activity.

(e) Defend Trade Secrets Act Immunity. Further, employees are hereby notified that under the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b): (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court or arbitration proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by order in that proceeding.

(f) Material Non-Public Information and Securities Law Compliance. In the course of the Executive’s employment, Executive may receive directly or indirectly material non-public information about a company. Such information is subject to the Executive’s confidentiality obligations. Moreover, Executive shall comply with all applicable United States securities laws, including those that may restrict persons who possess material non-public information about a company, obtained directly or indirectly from that company, from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Executive shall act ethically and in compliance with all applicable governmental laws and Company policies with respect to financial, market, or other non-public information of the Company or other companies.

7. Certain Covenants.

(a) Consideration. In consideration of Executive’s employment, including without limitation Executive’s compensation, benefits, and access to Confidential Information, and other good and valuable, fair and reasonable, and mutually agreed upon consideration, Executive agrees to the restrictive covenants contained in this Section 7.

(b) Non-Solicitation of Customers. Executive agrees that, during the Executive’s employment with the Company and during the Restricted Period (defined below), Executive shall not (other than on behalf of the Company), within the Restricted Territory, directly or indirectly: (i) call on, contact, solicit, entice away, provide services to, and/or do business with any Customer or Prospect (both defined below) of the Company; (ii) encourage any Customer or Prospect to cease or refrain from doing business with the Company or terminate or limit existing relationships or arrangements with the Company; or (iii) otherwise interfere with any Customer’s or Prospect’s business, patronage or orders of the Company or attempt to do so. Nothing in this Agreement restricts the Executive following the termination of Executive’s employment with the Company from providing a service to a customer of the Company if (1) the Executive did not solicit the customer of the Company, (2) the customer of the Company voluntarily terminated its relationship with the Company and sought the services of the Executive, and (3) the Executive complies with the remaining restrictions contained in this Agreement.

(c) Non-Solicitation of Employees. Executive agrees that, during the Executive’s employment with the Company and during the Restricted Period (defined below), except if the Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the business of the Company and in accordance with the business practices and employee policies of the Company, Executive shall not, directly or indirectly: (i) solicit or hire any person employed by the Company or who, within ninety (90) days of the Date of Termination, was so employed by the Company, provided Executive had material dealings with the person in performing Executive’s duties; (ii) encourage any person employed by the Company or who, within ninety (90) days of the Date of Termination, was so employed by the Company, provided Executive had material dealings with the person in performing the Executive’s duties, to end or diminish their employment or association with the Company; (iii) disclose information to any other individual or entity about Company employees that could be used to solicit or otherwise encourage Company employees to form new business relationships with that or another individual or entity; or (iv) interfere with the performance by current or former Company employees of their obligations or responsibilities to the Company.

7

(d) Certain Definitions. As used herein:

(i) “Company Business” shall mean the development, manufacture, commercialization, licensing, sale, and support of electro-optic polymer materials, photonic integrated circuit technologies, optical modulators, silicon photonics technologies, and related photonic components, materials, and intellectual property for data communications, telecommunications, AI, cloud computing, and data center applications.

(ii) "Competitor" shall mean any firm, corporation, association, partnership, trust, limited liability company or joint venture that directly competes with the Company in the Company Business.

(iii) “Customer” shall mean any person or entity which (i) is a customer, client, contractor, or representative of the Company or (ii) was, within one (1) year before the Date of Termination, a customer, client, contractor, or representative, so long as, for both (i) and (ii), Executive had material dealings with the person or entity during Executive’s employment, Executive assisted in developing the Customer/Company relationship on behalf of the Company, or Executive learned Confidential Information about the person or entity.

(iv) “Prospect” shall mean any person or entity the Company was actively soliciting (i) as of or (ii) within one (1) year before the Date of Termination, so long as, for both (i) and (ii), Executive had material dealings with the person or entity during the Executive’s employment, Executive assisted in the Company’s solicitation of the person or entity, or Executive learned Confidential Information about the person or entity.

(v) "Restricted Period" shall mean the one (1) year period following the Date of Termination.

(vi) "Restricted Territory" shall mean any geographic territory (e.g., municipality, province, country, etc.) in which the Company carries out business and in relation to which Executive: (i) had material responsibilities (including, without limitation, advisory, supervisory or management responsibilities) or carried out material duties, in both cases during the two-year period immediately preceding the Date of Termination; or (ii) acquired Confidential Information during the two-year period immediately preceding the Date of Termination.

8. Inventions.

(a) For purposes of this Agreement, the term “Developments” means any and every invention, modification, discovery, design, development, improvement, process, software program (including source code and object code), documentation, work of authorship, formula, data, technique, know-how, trade secret, author’s right, “droit morale” and other intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protections).

(b) If during Executive’s employment with Company, Executive has (either alone or with others) made, conceived, discovered or reduced to practice, or shall (either alone or with others) make, conceive, discover or reduce to practice, any Development that (a) related or relates to the Company Business; (b) resulted or results from tasks assigned to the Executive by Company or which may be used in relation therewith; or (c) resulted or results from the use of premises or personal property (whether tangible or intangible) owned, leased, contracted for or provided by the Company (such Developments are herein called “Company Developments”), all such Company Developments and the benefits thereof shall immediately become the sole and exclusive property of the Company and its assigns. Executive shall promptly disclose to the Company (or any persons designated by it) each Company Development.

(c) In the event that any Company Developments do not immediately vest with the Company and/or its assigns, Executive hereby assigns to the Company and its successors and assigns without further compensation any rights Executive has acquired or may acquire in any Company Development and the benefits and/or rights resulting therefrom. Executive makes no claim of authorship or ownership in any Company Development, and Executive hereby agrees to communicate to the Company, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models). If any Company Development is protectable by copyright and is deemed in any way to constitute “works made for hire”, or “work made in the course of employment” under the United States Copyright Act (17 U.S.C., Section 101), such Company Development and any copyright arising therefrom shall be considered to be owned solely, completely, and exclusively by Company.

8

(d) In the event that any intellectual property rights in Company Developments cannot vest in, or be assigned or otherwise transferred to the Company and/or its assigns for any reason, Executive hereby grants the Company and its successors and assigns a perpetual, royalty-free, worldwide, exclusive, and irrevocable license to use, create derivative works of, and otherwise exploit such Company Developments for any purpose in the Company’s sole discretion.

(e) Executive hereby forever waives and agrees never to assert any and all moral rights or similar rights that Executive may have in or with respect to any Company Developments, including but not limited to any rights to the integrity of any Company Developments, the right to be associated with the Company Developments as author by name or under a pseudonym, and the right to remain anonymous.

(f) Upon disclosure of each Company Development to the Company, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (a) to apply for, obtain and vest in the name of the Company (unless the Company otherwise directs) all letters patent, copyrights or other analogous protection relating to Company Developments developed during Executive’s employment with the Company in any country throughout the world and when so obtained or vested to renew and restore the same; and (b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(g) In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Company Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in fact, to act for and on behalf of Executive to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyrights and other analogous protections thereon with the same legal force and effect as if executed by Executive.

(h) Exhibit A sets forth a complete list of all Developments that are not Company Developments (the “Prior Developments”) by reason of having been developed by Executive prior to Executive’s employment by Company. Executive represents and warrants that each Prior Development was made, conceived, discovered and reduced to practice by Executive alone or with others prior to Executive’s employment by Company and/or its predecessors. If Exhibit A is blank, Executive represents and warrants that no Prior Developments exist. Regardless of the content of Exhibit A, (a) Executive covenants and agrees that Executive shall not include or use non-Company Developments (including, without limitation, Prior Developments) in Company Developments without first notifying and receiving Company’s written consent to do so, and (b) Executive hereby grants the Company a perpetual, royalty-free, worldwide, non-exclusive right and license to use, create derivative works of and incorporate into Company Developments all Developments owned by Executive (including, without limitation, Prior Developments) that Executive may from time to time include or incorporate into Company Developments.

9. Use of Voice, Image, and Likeness. Executive gives the Company permission to use Executive’s voice, statements, image and likeness, without using Executive’s name or other identifying information, in connection with the Company’s business, products and services, for the purposes of advertising and promoting such products and/or services and/or the Company, and for any other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent prohibited by law.

10. Return of Company Property. Immediately upon the termination of Executive’s employment, or earlier at the Company’s request, Executive shall return to the Company (at its main office or another location, as directed by the Company) all Confidential Information and other Company property (including intellectual and physical property). Unless otherwise directed by the Company, upon termination Executive shall not retain any copies of the Company’s property, including any copies existing in electronic form, in Executive’s possession, custody or control and shall not destroy, delete, or alter any Company property, without the Company’s prior written consent. If the Company requests, Executive will provide written confirmation that Executive has returned all Confidential Information, Trade Secrets and Company property, and has not retained any such information or property in any form or manner.

9

11. Mutual Non-Disparagement. During Executive’s employment or for the two-year period following termination of employment with the Company, (x) Executive will not negligently, recklessly, or maliciously make any untrue disparaging or defamatory statements, whether written or oral, regarding the Company, its products or services, or any of its current or former officers, directors, shareholders, or employees, and (y) the Company will instruct its officers and directors not to negligently, recklessly, or maliciously make any untrue disparaging or defamatory statements, whether written or oral, regarding the Executive . Nothing in this Section limits any protected rights described in Section 6(d).

12. Former Employers. Executive represents that Executive is not subject to any agreement or obligation that would prevent Executive from performing Executive’s duties for the Company. Executive shall not improperly use or disclose any confidential information or trade secrets of any former employer or other person, and shall not bring onto the Company’s premises or systems any nonpublic documents or property of any former employer or other person without that person’s written consent.

13. Post-Employment Activities. Beginning on the Date of Termination, Executive shall not represent that Executive is currently employed by the Company and shall promptly update any source Executive controls, including social media, to remove references to the Company as Executive’s current employer. During employment and the Restricted Period, Executive shall disclose the restrictions in this Agreement to any prospective employer or business associate as necessary to comply with this Agreement, and the Company may provide a copy of this Agreement to any person or entity with which Executive is employed, associated, or represents. If Executive accepts a position with a Competitor during the Restricted Period, Executive shall promptly notify the Company and provide reasonable information about the position, excluding the Competitor’s trade secrets, so the Company may assess compliance with this Agreement.

14. Remedies. Executive acknowledges that a breach or threatened breach of Executive’s confidentiality, trade secret, return-of-property, inventions-assignment, customer non-solicitation, employee non-solicitation, or post-employment compliance obligations may cause the Company irreparable harm for which monetary damages may be inadequate. The Company shall therefore be entitled to seek temporary, preliminary, and permanent injunctive relief, specific performance, and other equitable relief with respect to any such breach or threatened breach, without the need to prove actual damages or post a bond, in addition to any other rights or remedies available at law or in equity. If Executive breaches a covenant that is subject to the Restricted Period, the applicable Restricted Period shall be tolled during the period of breach so that the Company receives the full benefit of the agreed restriction. The Company’s remedies are cumulative and not exclusive.

15. Section 409A Compliance. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code and shall be interpreted and administered accordingly. Each installment payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. No payment that constitutes nonqualified deferred compensation subject to Section 409A and is payable upon termination of employment shall be made unless the termination is a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” and any payment that constitutes nonqualified deferred compensation would otherwise be payable within six (6) months after Executive’s separation from service, that payment shall be delayed until the first payroll date after the six-month anniversary of Executive’s separation from service, or, if earlier, Executive’s death, and any delayed amounts shall be paid in a lump sum on that date. To the extent any reimbursement or in-kind benefit under this Agreement is subject to Section 409A, the reimbursement shall be made no later than December 31 of the calendar year following the year in which the expense was incurred, the amount eligible for reimbursement in one year shall not affect the amount eligible in another year, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company does not guarantee any tax treatment and shall not indemnify Executive for taxes, interest, or penalties under Section 409A

10

16. Indemnification. In addition to any other rights of indemnification of the Executive, the Company hereby covenants and agrees to promptly defend and indemnify the Executive (or, in the event of his death, his heirs, executors, administrators or legal representatives) and hold him harmless to the fullest extent permitted by law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), penalties, fines, settlements, losses, and damages resulting from, or in connection with, the Executive’s employment with the Company except to the extent resulting from Executive’s gross negligence, willful misconduct or bad faith in the performance of his duties hereunder.

17. Right to Review and Seek Counsel. Executive hereby acknowledges that Executive has been provided with a copy of this Agreement for review prior to signing it, that Executive has been given the opportunity to have this Agreement reviewed by Executive’s own attorney prior to signing it, that Executive understands the purposes and effects of this Agreement, and that Executive has been given a signed copy of this Agreement for Executive’s records.

18. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors, permitted assigns and, in the case of Executive, personal representatives. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of Company.

19. Notice. For the purpose of this Agreement, notices and all other communications to either Party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified mail, return receipt requested, postage prepaid, or emailed at the email address set forth below:

in the case of Company to:

Lightwave Logic, Inc.

369 Inverness Pkwy, Suite 350

Englewood, CO 80112

Attn: Clint Calli

Email: clint.calli@lightwavelogic.com

with a copy, which shall not constitute notice or service of process, to:

K&L Gates LLP 200 S. Biscayne Blvd., Suite 3900 Miami, FL 33131 Attn: Clayton E. Parker, Esq. Email: Clayton.Parker@klgates.com

in the case of Executive to:	Fred Graffam ****

20. Amendments and Waiver. No amendment or waiver of this Agreement is effective unless in writing and signed by the party against whom enforcement is sought. No failure or delay in enforcing any provision shall constitute a waiver, and no waiver of any breach shall waive any other or later breach.

11

21. Governing Law; Mandatory Arbitration. This Agreement, and any dispute, claim, or controversy arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of that employment, shall be governed by the laws of the State of Texas, without regard to conflict-of-laws principles.

Except as provided below, the parties agree that any dispute, claim, or controversy arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of that employment shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures then in effect. The arbitration shall be conducted before a single neutral arbitrator. Unless the parties agree otherwise, the arbitration shall take place in Dallas County, Texas, or remotely if ordered by the arbitrator or agreed by the parties. The arbitrator shall have authority to award any remedy or relief that would be available in a court of competent jurisdiction, including damages, declaratory relief, injunctive relief, attorneys’ fees, and costs, but only to the extent available under this Agreement or applicable law. The arbitrator shall issue a written reasoned award, and judgment on the award may be entered in any court of competent jurisdiction.

Nothing in this Section prevents either party from seeking temporary, preliminary, or emergency injunctive relief from a court of competent jurisdiction to protect Confidential Information, Trade Secrets, intellectual property rights, or restrictive covenant rights, or to preserve the status quo pending arbitration. Either party may also seek judicial relief to compel arbitration, stay court proceedings, confirm, modify, or vacate an arbitration award, or otherwise enforce this Section. For those limited court proceedings, the parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in Dallas County, Texas, and waive any objection based on personal jurisdiction, venue, or inconvenient forum.

The parties shall maintain the confidentiality of the arbitration and any award, except to the extent disclosure is required by law, necessary to enforce or challenge the award, or permitted by applicable law. Nothing in this Section limits any protected rights described in Section 6(d), including the right to file a charge or complaint with, communicate with, or participate in an investigation or proceeding by a governmental agency or self-regulatory organization.

22. Severability. Each Section of this Agreement is severable from every other Section of this Agreement. Any Section of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other Section hereof or the invalid or unenforceable Section in any other situation or in any other jurisdiction. Any Section of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

24. Headings and Captions. The titles and captions of Sections contained in this Agreement are provided for convenience of reference only and shall not be considered terms or conditions of this Agreement.

25. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes all prior and contemporaneous agreements, understandings, representations, negotiations, and communications, whether written or oral and whether express or implied, between the Parties relating to such subject matter.

12

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day, month and year first above mentioned.

Lightwave Logic, Inc.	Executive

By: /s/ Yves LeMaitre	By: /s/ Fred Graffam

Name: Yves LeMaitre	Name: Fred Graffam

Title: CEO and President

13